Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of TWC Holding LLC and TWC Holding Corp. of our report dated March 29, 2005, relating to the financial statements of The Wornick Company, a Nevada Corporation (the Predecessor) at December 31, 2003 and for the year then ended and for the period from January 1, 2004 through June 30, 2004, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN
May 27, 2005